Exhibit 10.1

TERRENO REALTY CORPORATION

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1.    Purpose

This Amended and Restated Long-Term Incentive Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate executives and employees of Terreno Realty Corporation (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees. The Plan is for the benefit of Participants (as defined below).

2.    Definitions

For purposes of this Plan:

(a)    “Award” means a grant to a Participant hereunder.

(b)    “Award Notice” means a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Plan, including, without limitation, the Participant’s Target Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Closing Index Value” means, with respect to each Performance Measurement Index, the Performance Measurement Index Value as of the last day of any Performance Measurement Period.

(e)    “Closing Stock Price” means the Stock Price as of the last day of any Performance Measurement Period.

(f)    “Code” means Internal Revenue Code of 1986, as amended.

(g)    “Committee” means the Compensation Committee of the Board.

(h)    “Effective Date” means January 1, 2019.

(i)    “FTSE NAREIT Equity Industrial Index” means the FTSE NAREIT Equity Industrial Index, or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith.

(j)    “Initial Index Value” means, with respect to each Performance Measurement Index, the Performance Measurement Index Value as of the first day of any Performance Measurement Period.

(k)    “Initial Stock Price” means the Stock Price as of the first day of any Performance Measurement Period.

(l)    “MSCI US REIT Index” means the MSCI US REIT Index (RMS), or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith.

(m)    “Participant” means an executive or employee of the Company selected by the Committee to participate in the Plan.

(n)    “Performance Measurement Indexes” means the MSCI US REIT Index (RMS) and the FTSE NAREIT Equity Industrial Index.

(o)    “Performance Measurement Index Value” for each Performance Measurement Index means, with respect to any date, the average value of such Performance Measurement Index for the ten consecutive trading days immediately preceding such date.

(p)    “Performance Measurement Period” means, a three calendar year period commencing on January 1, 2019 and each January 1 thereafter while this Plan is effective, and concluding on December 31 of the second calendar year thereafter.

(q)    “Stock” means the Company’s common stock, par value $0.01 per share.

(r)    “Stock Price” means, as of a particular date, the average closing price of one share of Stock for the ten consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date).

(s)    “Target Award” means a Participant’s target award for each Performance Measurement Period with respect to each Performance Measurement Index, as set forth in the Participant’s Award Notice.

(t)    “Total Shareholder Return” means, with respect to a Performance Measurement Period, the compound, annualized percentage return per share achieved by the Stock assuming contemporaneous reinvestment in the Stock of all dividends and other distributions (excluding dividends and distributions paid in the form of additional shares of Stock) at the closing price of one share of Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price and the Closing Stock Price for such Performance Measurement Period.

3.    Administration

(a)    The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of shares of Stock issuable to any Participant), provided such determinations are made in good faith and are consistent with the purpose and intent of the Plan. In particular, but without limitation and subject to the foregoing, the Committee shall have the authority:

(i)    to select Participants under the Plan;

(ii)    to determine each Target Award and any formula or criteria for the determination of each Target Award for each Participant;

(iii)    to determine the terms and conditions, not inconsistent with the terms of this Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;

(iv)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(v)    to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.

(b)    Notwithstanding anything herein to the contrary, the Committee may, in its discretion, make appropriate adjustments to any Award, any Target Award, any Initial Stock Price, any Closing Stock Price, the target performance levels for any Performance Measurement Period or the Total Shareholder Return for any period in connection with or as a result of any of the following events which occur or have occurred after the Effective Date: reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities.

(c)    Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.    Determination and Payment of Awards

(a)    Each Participant’s Award Notice shall specify such Participant’s Target Award with respect to each Performance Measurement Index. The Target Award will be expressed as a number of shares of Stock and may apply for all or a specified number of Performance Measurement Periods, each as determined in the sole discretion of the Committee.

(b)    The number of shares of Stock of a Participant’s Award hereunder shall be determined based on Total Shareholder Return for each Performance Measurement Period relative to the compound, annualized percentage return of each Performance Measurement Index for such period. The compound, annualized percentage return of each Performance Measurement Index shall be established by comparing the Initial Index Value to the Closing Index Value. Unless otherwise specified in an Award Notice, (i) 50 percent of the Award shall be calculated with reference to Total Shareholder Return relative to the compound, annualized percentage return of the MSCI US REIT Index (RMS), and (ii) the remaining 50 percent of the Award shall be calculated with reference to Total Shareholder Return relative to the compound, annualized percentage return of the FTSE NAREIT Equity Industrial Index.

(c)    The actual value of a Participant’s Award hereunder shall be determined at the conclusion of a Performance Measurement Period, as follows:

(i)    If Total Shareholder Return for the Performance Measurement Period is less than the compound, annualized percentage return of a Performance Measurement Index for such period, Participants shall not receive an Award with respect to the Target Award calculated with reference to such Performance Measurement Index.

(ii)    If Total Shareholder Return for the Performance Measurement Period equals or exceeds the compound, annualized percentage return of a Performance Measurement Index for such period, Participants shall receive an Award equal to the Target Award for such Performance Measurement Index.

(iii)    If Total Shareholder Return for the Performance Measurement Period exceeds the compound, annualized percentage return of a Performance Measurement Index by 100 basis points or more, Participants shall receive an Award equal to 300 percent of the Target Award for such Performance Measurement Index.

(iv)    If Total Shareholder Return for the Performance Measurement Period exceeds the compound, annualized percentage return of a Performance Measurement Index for such period but the excess is less than 100 basis points, the size of Awards granted to Participants with respect to such Performance Measurement Index shall be determined by linear interpolation. By way of illustration only, if the compound, annualized return excess performance is 50 basis points, Participants shall receive an Award equal to 200% of the Target Award.

(v)    Notwithstanding the foregoing, if Total Shareholder Return for the Performance Measurement Period is negative the value of each Participant’s Award, as determined pursuant to Section 4(c)(ii), (iii) and (iv), above, shall be reduced by 50 percent.

(d)    The number of shares of Stock of Participant’s Awards shall be determined by the Committee as soon as practicable following the conclusion of the relevant Performance Measurement Period. Following determination of such amounts, the Company shall issue to each Participant a number of shares of Stock equal to the number of shares of Stock of each Participant’s Award. The shares of Stock shall be issued between January 1 and March 15 of the calendar year that follows the conclusion of the relevant Performance Measurement Period.

5.    Termination of Employment

Unless otherwise provided in any Award Notice or in an individual written agreement between the Company and the Participant, if at any time prior to the end of a Performance Measurement Period a Participant’s employment or other service relationship with the Company terminates for any reason, such Participant shall forfeit the right to receive any payment or Award not paid to the Participant as of the date of termination of employment or other service relationship.

6.    Miscellaneous

(a)    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of any Participants, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards. In the event the Plan is terminated, the Company shall determine the Awards payable to Participants based on the Total Shareholder Return relative to the Performance Measurement Indexes for each Performance Measurement Period ending on the date of Plan termination. The Awards for each Performance Measurement Period shall be further prorated to reflect the shortened Performance Measurement Period.

(b)    No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.

(c)    No Transfers. A Participant’s rights in an interest under the Plan may not be assigned or transferred.

(d)    Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(e)    Governing Law. The Plan and each Award Letter awarded under the Plan shall be construed in accordance with and governed the laws of the State of California, without regard to principles of conflict of laws of such state.

(f)    Tax Withholding. Any issuance of shares of Stock, or payment of cash pursuant to Section 4(d) of the Plan, to a Participant shall be subject to tax withholding. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. In connection with the issuance of shares of Stock in settlement of an Award, the tax withholding obligation may, at the election of the Participant, be satisfied in whole or in part through a net issuance of shares, and the Company shall withhold from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate fair market value that would satisfy the withholding amount due.

(g)    Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(h)    Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.

(i)    Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Participants under the Company’s or its subsidiaries’ benefit plans, programs or policies.

(j)    Effective Date. The Plan shall be effective as of the Effective Date.